EXHIBIT 5.1

February 6, 2020

Moleculin Biotech, Inc.

5300 Memorial, Suite 950

Houston, TX 77007

Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-219434 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which was declared effective on August 21, 2017, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), warrants to purchase Common Stock and units comprised of one or more other securities that may be issued and sold pursuant to the Registration Statement. We have also acted as counsel to the Company in connection with the preparation of a prospectus supplement dated February 6, 2020 to the base prospectus dated August 21, 2017 (such prospectus supplement together with such base prospectus, the “Prospectus”) relating to the offer and sale by the Company of up to 7,500,000 shares of Common Stock (each a “Share”) and warrants to purchase 5,625,000 shares of Common Stock (each a “Warrant” and each share of Common Stock underlying a Warrant, a “Warrant Share”), as well as warrants (the “Placement Agent Warrants”) to purchase 525,000 Shares (the “Placement Agent Warrant Shares”) issuable to Oppenheimer (defined below). The Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.” The Securities are to be sold by the Company pursuant to subscription agreements (“Subscription Agreement”) with certain institutional investors, dated February 5, 2020. The Company also entered into a placement agent agreement (the “Placement Agent Agreement”), between the Company and Oppenheimer & Co. Inc. (“Oppenheimer”), pursuant to which Oppenheimer agreed to serve as exclusive placement agent for the issuance and sale of the Shares and Warrants. The Placement Agent Agreement and form of Subscription Agreement are being filed with the Commission as exhibits 1.1 and 10.1 respectively to the Company’s Current Report on Form 8-K, to which this opinion is also an exhibit.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus, the form of Subscription Agreement, the Placement Agent Agreement, the form of Warrant, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

2. The Warrants and Placement Agent Warrants have been duly authorized for issuance and, when the Warrants and Placement Agent Warrants are duly executed, issued and paid for in accordance with the terms and conditions of the Subscription Agreement, the Warrants and Placement Agent Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms.

3. The Warrant Shares and Placement Agent Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Warrants and Placement Agent Warrants, including the payment of the exercise price therefor, the Warrant Shares and Placement Agent Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Warrants and Placement Agent Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B. The foregoing opinions are limited to the General Corporation Law of Delaware and the State of New York, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schiff Hardin LLP

Schiff Hardin LLP